Exhibit (a)(1)(A)
REALOGY CORPORATION

OFFER TO PURCHASE FOR CASH
UP TO 32,000,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $23.00
NOR LESS THAN $20.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2006, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Realogy Corporation (“Realogy,” “we” or “us”) hereby offers to purchase up to 32,000,000 shares of its common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Shares”), at a purchase price of not greater than $23.00 nor less than $20.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest price per Share (the “Purchase Price”) that will allow us to purchase 32,000,000 Shares or, if a lesser number is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless of whether the stockholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See Sections 1 and 3.

In the event that more than 32,000,000 Shares are tendered in the Offer at or below the Purchase Price, we intend to exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

Unless the context requires otherwise, all references to Shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 13, 2006, between Realogy and Mellon Investor Services LLC (“Mellon”). All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “H.” On August 25, 2006 the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $21.02 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

Questions and requests for assistance may be directed to Mellon Investor Services LLC, our Information Agent, and Citigroup Global Markets Inc. (“Citigroup”), our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer is:
Citigroup Global Markets Inc.

August 28, 2006

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, to Mellon, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

•	if you are a participant in Realogy’s Employee Savings Plan and you wish to tender any of your Shares held in such plan, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase and you must review the separate materials related to that plan provided with this Offer to Purchase for instructions; or

•	if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise.

If you want to tender your Shares but cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary, by the expiration of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in your Shares being purchased at the minimum price of $20.00 per Share. See Section 3.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, OR SHARES HELD IN THE NAME OF OUR EMPLOYEE SAVINGS PLAN, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

2

SUMMARY TERM SHEET

This summary term sheet highlights the most important information from this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

Realogy Corporation. Realogy was separated from its former parent company, Cendant Corporation (“Cendant”), on July 31, 2006, upon the distribution by Cendant to its stockholders of all the issued and outstanding Shares of Realogy. At the time of its separation, Realogy held directly or indirectly the assets and liabilities of Cendant’s real estate and relocation services businesses.

How many Shares is Realogy offering to purchase?

We are offering to purchase up to 32,000,000 Shares (representing approximately 12.7% of our outstanding Shares as of August 24, 2006) that stockholders properly tender in the Offer or, if a lesser number of shares are validly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn, subject to the odd lot and proration provisions described in that Offer to Purchase. Each Share is coupled with an associated preferred stock purchase right that we will acquire with each Share that we purchase. See Sections 1 and 2.

In the event that more than 32,000,000 Shares are tendered in the Offer at or below the Purchase Price, we intend to exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

If more than 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, subject to the odd lot priority and conditional tender provisions described herein. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure called a modified “Dutch” auction. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $20.00 to $23.00 per Share. See Section 1.

We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 32,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. We will determine the Purchase Price as promptly as practicable after the Offer expires. For purposes of determining the Purchase Price, those Shares that are tendered by stockholders agreeing to accept the Purchase Price determined in the Offer, as described below, will be deemed to be tendered at the minimum price of $20.00. See Section 1.

All Shares that we purchase will be purchased at the Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election could result in your Shares being purchased at the minimum price of $20.00 per Share. See Section 1.

If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 5:00 p.m., New York City time, on September 26, 2006, unless the offer is extended by us. See Sections 1 and 5.

What are the “associated preferred stock purchase rights”?

Each time we issue a Share, we issue to the holder of the Share one preferred stock purchase right pursuant to the Rights Agreement, dated as of July 13, 2006, between Realogy and Mellon, as transfer agent, which is filed as an

i

exhibit to our Issuer Tender Offer Statement on Schedule TO (the “Rights Agreement”). These associated preferred stock purchase rights are evidenced by the balances indicated in the book-entry account system of the transfer agent registered in the names of the holders of the common stock of Realogy. Unless the context otherwise requires, all references to Shares include the associated preferred stock purchase rights and a tender of Shares will include a tender of the associated preferred stock purchase rights. No additional consideration will be paid for the associated rights. See Section 1. The Rights Agreement provides that no Person shall become an “Acquiring Person” under the Rights Agreement as the result of a reduction in the number of shares of common stock outstanding due to the repurchase of shares of common stock by Realogy unless and until such Person, after becoming aware that such Person has become the beneficial owner of fifteen percent (15%) or more of the then outstanding shares of common stock, acquires beneficial ownership of additional shares of common stock representing one-half of one percent (0.5%) or more of the shares of common stock then outstanding.

How will Realogy pay for the Shares?

Assuming the price paid per Share is $23.00 and that the maximum of 32,000,000 Shares are purchased in the Offer, the aggregate purchase price will be $736 million. We will fund the aggregate purchase price, as well as the related fees and expenses, from our available cash on hand, including a portion of the approximately $1.4 billion of cash proceeds that were contributed to us by Cendant as our share of the cash proceeds received by Cendant from the sale of its Travelport Inc. (“Travelport”) subsidiary. Although the Separation Agreement (as defined below) required us to use such proceeds solely for the purpose of repaying existing indebtedness, we have received the consent of each of the other parties to the Separation Agreement to use up to $1 billion of such proceeds for the purpose of repurchasing Shares of our common stock including for the purpose of funding the Offer. After giving effect to the proceeds from the sale of Travelport and the completion of our plan to repurchase up to an aggregate of 48,000,000 Shares (including the Shares to be purchased in the Offer), we estimate that we will have total corporate debt outstanding of approximately $2 billion. Following completion of the Offer, we intend to seek to obtain up to $1.5 billion of new long-term financing, the proceeds of which will be used to reduce and/or repay the amounts outstanding under our existing credit facilities after the consummation of the Offer and provide additional funds for other corporate purposes. After giving effect to such financing, we anticipate that we will have approximately $600 million of availability under our existing credit facilities for future borrowings. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on September 26, 2006 at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “Introduction” and Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. You have an earlier deadline if you wish to tender Shares held in our Employee Savings Plan. See the “Instructions to Participants in Realogy Corporation Employee Savings Plan” sent separately to each participant in the plan. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

Pursuant to the Separation and Distribution Agreement, dated July 27, 2006 (the “Separation Agreement”), by and among Cendant, Realogy, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport, on or before August 28, 2006, Cendant contributed approximately $1.4 billion in cash to us, representing our share of the proceeds (after taxes, fees and expenses and the retirement of Travelport borrowings) from Cendant’s sale of Travelport to affiliates of The Blackstone Group for $4.3 billion in cash (subject to closing adjustments). In connection with our receipt of such proceeds, our Board of Directors has reviewed, with the assistance of management and outside advisers, a variety of alternatives for using our available financial resources. The Board considered our capital structure, free cash flow, financial position, market price of the common stock and the anticipated cost and availability of financing, as well as our operations, strategy and expectations for the future. Based upon such review, our Board has determined that it would be in the best interests of Realogy and its stockholders to authorize the repurchase of up to 48,000,000 Shares, including the 32,000,000 Shares to be purchased pursuant to the Offer. The Board believes that using a substantial portion of the proceeds that we received upon the closing of the sale of Travelport to fund the Offer is a prudent use of our financial resources and an effective means of providing value to our stockholders, and will provide an efficient capital structure that provides us with flexibility to take advantage of future opportunities. See Section 2.

In addition, we believe the Offer will provide stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of value if they so elect, without potential disruption to the Share price and the usual transaction costs associated with market sales. The Offer also affords stockholders the option not to participate and thereby to increase their percentage ownership in Realogy and benefit from the enhanced earnings per Share that we expect to result from the Offer. See Section 2.

At the same time, we believe that the purchase of Shares pursuant to the Offer represents an attractive investment for us, which should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy. See Section 2.

Are there any conditions to the Offer?

Our obligation to purchase Shares tendered depends upon a number of conditions, including:

•	No legal action shall have been threatened, pending or taken that challenges or affects the Offer or materially and adversely affects our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to purchase up to 32,000,000 Shares in the Offer;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impairs the contemplated future conduct of our business shall have occurred;

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States shall have occurred on or after August 28, 2006 nor shall any material escalation, on or after August 28, 2006, of any war or armed hostilities which had commenced prior to August 28, 2006 have occurred;

•	No decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on August 25, 2006 shall have occurred;

•	No person shall have commenced a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before August 25, 2006). No person or group which has made such a filing on or before August 25, 2006 shall acquire or propose to acquire an additional 2% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No material adverse change in our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, shall have occurred or been threatened; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Realogy?

As of August 24, 2006, we had 252,107,078 issued and outstanding Shares. The 32,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 12.7% of our outstanding Shares as of August 24, 2006. If the Offer is fully subscribed, then we will have approximately 220,107,078 Shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.

To the extent any of our stockholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See “Introduction” and Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in Realogy. See Section 2.

How do I tender my Shares?

If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must: deliver a completed and signed Letter of Transmittal or an Agent’s Message to the Depositary before 5:00 p.m., New York City time, on September 26, 2006, or such later time and date to which we may extend the Offer; or

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do participants in the Employee Savings Plan participate in the Offer?

Participants in our Employee Savings Plan may not use the Letter of Transmittal to direct the tender of their Shares in either such plan but instead must follow the separate instructions related to those Shares in the “Instructions to Participants in Realogy Corporation Employee Savings Plan” sent to participants by the trustee of the applicable plan along with this Offer to Purchase. See Section 3.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and your awards and tender the Shares received upon such exercise in accordance with this Offer. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by Realogy described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor or broker.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 5:00 p.m., New York City time, on September 26, 2006, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time on October 24, 2006. See Section 4.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. Participants in our Employee Savings Plan who wish to withdraw their Shares must follow the instructions found in the “Instructions to Participants in Realogy Corporation Employee Savings Plan,” sent separately to each participant of each plan. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated?

If more than 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all “Odd Lots” of less than 100 shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of shares that we have offered to purchase; and

•	Third, only if necessary to permit us to purchase 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Realogy will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

Has Realogy or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor the Board, the Dealer Manager, the Information Agent or the Depositary make any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Will Realogy’s directors and officers tender Shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 12.

Does Realogy intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Our Board of Directors has authorized the purchase of up to 48,000,000 Shares in the aggregate, of which we intend to purchase up to 32,000,000 Shares in connection with the Offer. We intend to effect additional repurchases of the Shares from time to time until we have acquired an aggregate of 48,000,000 Shares (including the Shares to be purchased pursuant to the Offer). However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days have elapsed after the Expiration Date. Accordingly, any

v

additional purchases outside the Offer may not be consummated until at least 10 business days have elasped after the Expiration Date. See Section 17.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will Realogy pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On August 25, 2006, the last full trading day before announcement of the Offer, the last reported sale price per Share on the NYSE was $21.02 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 14. The payment of cash for a non-U.S. stockholder’s tendered Shares may be subject to U.S. federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

What is the accounting treatment of the Tender Offer?

The accounting for the our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Mellon Investor Services LLC, our Information Agent, or Citigroup, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase. Participants in our Employee Savings Plan who have questions relating to the plan should contact the relevant party set forth in the “Instructions to Participants in Realogy Corporation Employee Savings Plan,” sent to each participant of the plan.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements include but are not limited to:

•	The number of Shares tendered and the Purchase Price at which we determine to purchase Shares in the Offer;

•	Adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	A decline in the number of home sales and/or prices; competition in our existing and future lines of business and the financial resources of competitors;

•	Our failure to comply with regulations and any changes in regulations;

•	Seasonal fluctuation in the residential real estate brokerage business;

•	Local and regional conditions in the areas where our franchisees and brokerage operations are located; Realogy’s failure to complete future acquisitions or to realize anticipated benefits from completed acquisitions;

•	Actions by our franchisees that could harm our business;

•	Our inability to access capital and/or asset-backed markets on a favorable basis;

•	The loss of any of our senior management;

•	The final resolutions or outcomes with respect to Cendant’s contingent and other corporate liabilities and any related actions for indemnification made pursuant to the Separation Agreement, dated July 27, 2006, or to the Tax Sharing Agreement, dated as of July 28, 2006, by and among us, Cendant, Wyndham Worldwide and Travelport;

•	The possibility that Cendant will be required to make payments to the purchaser of Travelport in respect of any post-closing purchase price adjustment;

•	Our inability to obtain long-term financing to repay and/or reduce the amounts outstanding under our existing credit facilities; and

•	Our inability to operate effectively as a stand-alone, publicly traded company.

In addition, please refer to our information statement dated July 13, 2006, which was attached as Exhibit 99.1 to our Current Report on Form 8-K filed July 19, 2006 and was mailed to Cendant stockholders (the “Information Statement”) and our quarterly report on Form 10-Q filed August 16, 2006 for the quarter ended June 30, 2006 (the “Quarterly Report”), for a more detailed discussion of these risks and uncertainties and other factors. We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase, except as required by law.

INTRODUCTION

To the Holders of our Common Stock:

Realogy Corporation (“Realogy,” “we” or “us”) hereby offers to purchase up to 32,000,000 shares of its common stock, par value $0.01 per share (the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn at a purchase price not greater than $23.00 nor less than $20.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the lowest price per Share (in multiples of $0.10)(the “Purchase Price”) that will allow us to purchase 32,000,000 Shares or, if a lesser number is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless or whether the stockholder tendered at a lower price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Unless the context requires otherwise, all references to Shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 13, 2006, between Realogy and Mellon Investor Services LLC (“Mellon”). All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares that are tendered at prices in excess of the Purchase Price we select and Shares that we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

In accordance with the rules of the Commission, we may, and we expressly reserve the right to, amend the Offer to purchase under the Offer an additional number of securities, up to 2% of the outstanding securities of each class, without amending or extending the Expiration Date.

If more than 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all “Odd Lots” of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of shares that we have offered to purchase; and

•	Third, only if necessary to permit us to purchase 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Realogy will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by Realogy in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Sections 3 and 14 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to U.S. federal income tax backup withholding (28% of the gross proceeds in the case of U.S. Holders (as defined in Section 14)), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 3. Also see Section 14 regarding certain U.S. federal income tax consequences of the Offer.

Participants in our Employee Savings Plan may not use the Letter of Transmittal to direct the tender of their Shares held in the plan, but instead must follow the separate instructions related to those Shares. Participants in the plan may instruct the trustee of the plan as set forth in the “Instructions to Participants in Realogy Corporation Employee Savings Plan” to tender some or all of the Shares attributed to the participant’s account. If the trustee does not receive a participant’s instructions at least two business days prior to the Expiration Date, the trustee will not tender Shares attributable to the participant’s account. See Section 3.

In addition, holders of vested but unexercised options outstanding under our 2006 Equity and Incentive Plan, Employee Stock Purchase Plan, Officer Deferred Compensation Plan, Non-Employee Directors Deferred Compensation Plan and Savings Restoration Plan (collectively, the “Stock Option Plans”) may exercise such options and tender some or all of the Shares issued upon such exercise. Holders of restricted stock may not tender those Shares because of the restrictions imposed on such Shares by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed. See Sections 3 and 12 for more information on the Stock Option Plans generally.

Stockholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Mellon, the Depositary and Information Agent for the Offer, and Citigroup, our Dealer Manager. See Section 16.

As of August 24, 2006, we had 252,107,078 issued and outstanding Shares. The 32,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 12.7% of our Shares outstanding on August 24, 2006. To the extent any of our stockholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed and traded on the NYSE under the symbol “H.” On August 25, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $21.02 per Share. Stockholders are urged to obtain current market quotations for the Shares prior to making their decision whether or not to tender pursuant to the Offer. See Sections 8 and 10.

THE OFFER

1.	Number of Shares; Purchase Price Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 32,000,000 Shares, including the associated preferred stock purchase rights, properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a purchase price not greater than $23.00 and not less than $20.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on September 26, 2006. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (ii) specify the price, not greater than $23.00 nor less than $20.00 per Share (in multiples of $0.10), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices. We will select the lowest purchase price specified by stockholders that will allow us to buy 32,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $20.00 per Share.

In the event the Purchase Price is less than the maximum price of $23.00 per Share and more than 32,000,000 Shares are tendered in the Offer at or below the Purchase Price, we intend to exercise our right to amend the offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. If we exercise our right to purchase up to an additional 2% of our outstanding Shares, then we could have as few as 215,064,936 Shares outstanding following the purchase of the Shares tendered in the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 15.

As described in greater detail below, if the Offer is over-subscribed, Shares tendered at or below the Purchase Price will be subject to proration.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

If we (i) increase or decrease the price that may be paid for the Shares above $23.00 per Share or decrease the price that may be paid for the Shares below $20.00 per Share, (ii) increase the Dealer Manager’s fee, (iii) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iv) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

Priority of Purchases.  If more than 32,000,000 Shares (or such greater number of Shares as we may elect to purchase subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all “Odd Lots” of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of Shares that we have offered to purchase; and

•	Third, only if necessary to permit us to purchase 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), Realogy will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

Odd Lots.  The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration.  If pro ration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares tendered by the stockholder to the total number of Shares tendered by all stockholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Pursuant to the Separation and Distribution Agreement, dated July 27, 2006 (the “Separation Agreement”), by and among Cendant, Realogy, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport, on or before August 28, 2006, Cendant contributed approximately $1.4 billion in cash to us, representing our share of the proceeds (after taxes, fees and expenses and the retirement of Travelport borrowings) from Cendant’s sale of Travelport to affiliates of The Blackstone Group for $4.3 billion in cash (subject to closing adjustments). In connection with our receipt of such proceeds, our Board of Directors has reviewed, with the assistance of management and outside advisers, a variety of alternatives for using our available financial resources. The Board considered our capital structure, free cash flow, financial position, market price of the common stock and the anticipated cost and availability of financing, as well as our operations, strategy and expectations for the future. Based upon such review, our Board has determined that it would be in the best interests of Realogy and its stockholders to authorize the repurchase of up to 48,000,000 Shares, including the 32,000,000 Shares to be purchased pursuant to the Offer. The Board believes that using a substantial portion of the proceeds that we received upon the closing of the sale of Travelport to fund the Offer is a prudent use of our financial resources and an effective means of providing value to our stockholders, and will provide an efficient capital structure that provides us with flexibility to take advantage of future opportunities.

In addition, we believe the Offer will provide stockholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of value if they so elect, without potential disruption to the Share price and the usual transaction costs associated with market sales. The Offer also affords stockholders the option not to participate and, thereby, to increase their percentage ownership in Realogy and benefit from the enhanced earnings per Share that we expect to result from the Offer.

At the same time, we believe that the purchase of Shares pursuant to the Offer represents an attractive investment for us, which should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

Potential Benefits of the Offer.  We believe the Offer will provide benefits to us and our stockholders, including the following:

•	The Offer and related use of our cash on hand and anticipated borrowings will provide an efficient capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings per Share and cash flow per Share for our continuing stockholders;

•	the Offer funding will permit us to effectively use the proceeds that we received from Cendant in connection with its sale of Travelport;

•	the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales; and

•	upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Realogy and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer.  The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	by using a substantial portion of our existing cash reserves to fund the Offer, the Offer is expected to reduce our ability to engage in significant cash acquisitions or repay our indebtedness using such cash. There can be no assurance that we would be able to raise debt or equity financing in the future; and

•	the Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of August 24, 2006, we had 252,107,078 issued and outstanding Shares. The 32,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 12.7% of the Shares outstanding as of that date. If the Offer is fully subscribed, then we will have 220,107,078 Shares outstanding following the purchase of Shares tendered in the Offer. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

Certain Effects of the Offer.  Assuming the price paid per Share is $23.00 and that the maximum of 32,000,000 Shares are purchased in the Offer, the aggregate purchase price will be approximately $736 million. We will fund the aggregate purchase price, as well as the related fees and expenses, from our available cash on hand, including a portion of the approximately $1.4 billion of cash proceeds that were contributed to us by Cendant as our share of the cash proceeds received from the sale of Travelport to an affiliate of The Blackstone Group on August 23, 2006. After giving effect to the proceeds from the sale of Travelport and the completion of our plan to repurchase up to an aggregate of 48,000,000 Shares (including the Shares to be purchased in the Offer), we estimate that we will have total corporate debt outstanding of approximately $2 billion. Following completion of the Offer, we intend to seek to obtain up to $1.5 billion of long-term financing, the proceeds of which will be used to reduce and/or repay amounts outstanding under our existing credit facilities after the consummation of the Offer and provide additional funds for other corporate purposes. After giving effect to such financing, we anticipate that we will have approximately $600 million of availability under our existing credit facilities for future borrowings.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will allow us adequate financial resources to fund future dividends and capital expenditures.

Based on the published guidelines of the NYSE and the conditions of the Offer, our purchase of 32,000,000 Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or eligible for deregistration under the Exchange Act. See Section 7.

Shares that we acquire pursuant to the Offer will be cancelled and retired. Such Shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE. We have no current plans for the issuance of Shares purchased in this Offer.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional amounts of our securities, or the divestment by any person of our securities; or

•	any changes in our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws, each as amended to date, or other governing instruments or other actions that could impede the acquisition of control of Realogy.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.  For Shares to be tendered properly pursuant to the Offer:

(1)	the confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2)	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer” or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant To The Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $20.00 per Share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares.

Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all) or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 14.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

(1)	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Mailing Instructions” or the box entitled “Special Transfer Instructions” on the Letter of Transmittal; or

(2)	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Realogy may enforce such agreement against the DTC participant.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1)	the tender is made by or through an Eligible Institution;

(2)	the Depositary receives by hand, mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Realogy has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3)	the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

If tendering stockholders wish to maximize the chance that their Shares will be purchased by us, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in tendered Shares being purchased at the minimum price of $20.00 per Share. See Section 3.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Employee Savings Plan.  Participants in our Employee Savings Plan who wish to have the trustee tender Shares attributable to their plan account must follow the instructions included in the “Instructions to Participants in the Realogy Corporation Employee Savings Plan” sent to each participant of the plan. Participants in the plan may not use the Letter of Transmittal to direct the tender of their Shares held in the plan, but instead must follow the separate instructions sent to them by the trustee of the plan. Although the Offer will remain open to all stockholders until the Expiration Date, if the trustee does not receive a participant’s instructions by 3:00 p.m., New York City time, on the date that is at least two business days prior to the Expiration Date, the trustee will not tender Shares attributable to the participant’s account. Participants are urged to read the “Instructions to Participants in the Realogy Corporation Employee Savings Plan.”

Stock Option Plans.  Holders of vested but unexercised options may exercise such options in accordance with the terms of the Stock Option Plans and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options and the provisions for pro rata purchases by Realogy described in Section 1. We strongly encourage those holders to discuss the Offer with their tax advisor or broker.

Restricted Stock.  Holders of restricted stock may not tender those shares pursuant to the restrictions imposed on such Shares by the relevant Stock Option Plan and award agreement unless such restrictions have lapsed.

Return of Unpurchased Shares.  If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding.

Generally.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor), certifies under penalties of perjury that the number is correct, and otherwise complies with the backup withholding requirements. Each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS by following applicable refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit a properly completed IRS Form W-8BEN (or other applicable form), which can be obtained from the Depositary or at www.irs.gov. See Instruction 12 to the Letter of Transmittal. Stockholders are urged to consult their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedures for obtaining any applicable exemption.

Withholding for Non-U.S. Holders.  A payment made to a Non-U.S. Holder pursuant to the Offer will be subject to U.S. federal income and withholding tax unless the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test described in Section 14. If a Non-U.S. Holder tenders Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the Non-U.S. Holder pursuant to the Offer. Such U.S. brokers or other nominees may withhold or require certifications in this regard. Non-U.S. Holders tendering Shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them. Notwithstanding the foregoing, even if a Non-U.S. Holder tenders Shares held in its own name as a holder of record and delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made, the Depositary has advised us that it will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is properly exempt from U.S. federal gross income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld by the Depositary or a broker or other nominee, as applicable, if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14, but will be required to seek such refund from the IRS.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure, if applicable.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see Section 14.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Stockholder’s Representation and Warranty; Realogy’s Acceptance Constitutes an Agreement.  A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on October 24, 2006. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

A stockholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

Participants in our Employee Savings Plan who wish to have a trustee withdraw previously tendered Shares attributable to their plan account must follow the procedures set forth in the “Instructions to Participants in Realogy Corporation Employee Savings Plan,” sent to each participant of each plan.

5.	Purchase of Shares and Payment of Purchase Price.

Promptly following the Expiration Date, we (i) will determine which stockholders tendered Shares at or below the Purchase Price, and (ii) will accept for payment and pay for (and thereby purchase) up to 32,000,000 Shares which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

We will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely book-entry confirmation of Shares into the Depositary’s account at the DTC, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, and any other required documents.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Shares tendered by book-entry transfer will be credited to the account maintained with the DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering stockholder or other payee is a Non-U.S. Holder), may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own tax advisor.

After the Expiration Date, if more than 32,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all

Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 32,000,000 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events have occurred (or shall have been reasonably determined by us to have occurred):

•	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•	in our reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation, on or after August 28, 2006, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after August 28, 2006, of any war or armed hostilities which had commenced prior to August 28, 2006;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on August 25, 2006, any significant increase in the interest rate for debt security offerings in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

•	We learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 25, 2006);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 25, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•	any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or the benefits of the Offer to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of Shares; Dividends.

Our common stock is listed for trading on the NYSE under the symbol “H.” In connection with the distribution by Cendant to its stockholders of all of its shares of common stock of Realogy, “when issued” trading in the common stock began on July 19, 2006, and “regular way” trading in the common stock began on August 1, 2006. Since the commencement of regular way trading on August 1, 2006 through August 25, 2006, the high last reported sale price for our common stock was $26.10 and the low last reported sale price was $20.23. Realogy has neither declared nor paid any dividends since it began trading on the NYSE.

On August 25, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $21.02. We urge stockholders to obtain current market quotations for the Shares.

9.	Source and Amount of Funds.

Assuming the price paid per Share is $23.00 and that the maximum of 32,000,000 Shares are purchased in the Offer, the aggregate purchase price will be approximately $736 million. We will fund the aggregate purchase price, as well as related fees and expenses, from our available cash on hand, including a portion of the approximately $1.4 billion of cash proceeds that were contributed to us by Cendant as our share of the cash proceeds received by Cendant from the sale of its Travelport Inc. (“Travelport”) subsidiary. Although the Separation Agreement (as defined below) required us to use such proceeds solely for the purpose of repaying existing indebtedness, we have received the consent of each of the other parties to the Separation Agreement to use up to $1 billion of such proceeds for the purpose of repurchasing shares of our common stock including for the purpose of funding the Offer. After giving effect to the proceeds from the sale of Travelport and the completion of our plan to repurchase up to an aggregate of 48,000,000 Shares (including Shares to be purchased in the Offer), we estimate that we will have total corporate debt outstanding of approximately $2 billion. Following completion of the Offer, we intend to seek to obtain up to $1.5 billion of long-term financing, the proceeds of which will be used to reduce and/or repay amounts outstanding under our existing credit facilities after the consummation of the Offer and provide additional funds for other corporate purposes. After giving effect to such financing, we estimate that we will have approximately $600 million of availability under our existing credit facilities for future borrowings. At the time of the Offer, except as otherwise described herein, we do not have any alternative financing arrangements or plans in the event these sources do not provide the funds necessary to fund the Offer.

10.	Certain Financial Information

Financial Information.  We incorporate by reference (i) our annual financial statements as of December 31, 2005 and 2004 and for the three years ended December 31, 2005 included in our Information Statement filed as an exhibit to our Current Report on Form 8-K filed July 19, 2006 and (ii) our quarterly financial statements as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 filed with our Quarterly Report. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Certain Information Concerning Realogy.

The Company

We are one of the preeminent and most integrated providers of real estate and relocation services in the world. Through our portfolio of leading brands and the broad range of services we offer, we have established our company as a leader in the residential real estate industry, with operations that are dispersed throughout the United States and around the world. We are the world’s largest real estate brokerage franchisor, the largest U.S. residential real estate brokerage firm, the largest U.S. provider and a leading global provider of outsourced employee relocation services and a provider of title and settlement services.

We operate in four segments:

•	Real Estate Franchise Services. We are a franchisor of five of the most recognized brands in the real estate industry (Century 21®, Coldwell Banker®, ERA®, Southeby’s International Realty®, and Coldwell Banker Commercial®). We have approximately 15,000 offices and 310,000 sales associates operating under our franchise brands in the U.S. and other countries and territories around the world, which includes over 1,000 of our company owned and operated brokerage offices.

•	Company Owned Real Estate Brokerage Services. Through our subsidiary, NRT Incorporated, we own and operate a full-service real estate brokerage business in more than 35 of the largest metropolitan areas of the U.S. Our company owned real estate brokerage business operates under our franchised brands as well as proprietary brands that we own, but do not currently franchise to third parties, such as The Corcoran Group®. We have nearly 1,100 company owned brokerage offices, approximately 9,000 employees and over 64,000 independent contractor sales associates working with these company owned offices.

•	Relocation Services. Through our subsidiary, Cartus Corporation, we offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move and facilitate a smooth transition in what otherwise may be a difficult process for that employee. We assist in over 120,000 relocations in over 140 countries annually for over 1,200 active clients including nearly two-thirds of the Fortune 50, as well as government agencies and membership organizations that offer their members discounted pricing on goods and services, which we refer to as affinity organizations. Our relocation services business operates in five global service centers on three continents and is the largest U.S. and a leading global provider of outsourced employee relocation services.

•	Title and Settlement Services. In most real estate transactions, a buyer will choose, or will be required, to purchase title insurance that will protect the purchaser and/or the mortgage lender against loss or damage in the event that title is not transferred properly. Our title and settlement services business, which we refer to as Title Resource Group, assists with the closing of a real estate transaction by providing full-service title and settlement (i.e., closing and escrow) services to real estate companies and financial institutions. In addition, we are an underwriter of title insurance policies in connection with residential and commercial real estate transactions.

Separation from Cendant Corporation and Related Transactions

As of the close of business on July 31, 2006, Cendant completed the distribution to its stockholders of all of its shares of common stock of Realogy, then a wholly owned subsidiary of Cendant that holds directly or indirectly the assets and liabilities of Cendant’s Real Estate Services businesses. Cendant distributed one share of our common stock for every four shares of Cendant common stock outstanding as of the close of business on July 21, 2006.

On August 23, 2006, Cendant completed the sale of Travelport for approximately $4.3 billion (subject to closing adjustments based on several factors, including the levels of cash, working capital and certain expenses at Travelport at the time of its sale). Promptly following the completion of the sale, Cendant was obligated, pursuant to the Separation Agreement, to contribute a significant amount of the proceeds (after taxes, fees and expenses and the retirement of Travelport borrowings) from such sale to us and Wyndham Worldwide in order to reduce our and Wyndham Worldwide’s initial indebtedness, and our share of the cash proceeds was approximately $1.4 billion. Although the Separation Agreement required us to use such proceeds solely for the purpose of repaying existing indebtedness, we have received the consent of each of the other parties to the Separation Agreement to use up to $1 billion of such proceeds for the purpose of the Offer. In the event that Cendant is required to make any payment in respect of the applicable post-closing purchase price adjustments from the sale of Travelport, we will be obligated pursuant to the terms of the Separation Agreement to fund 62.5% of any such payment (and Wyndham Worldwide, our former affiliate, will be required to fund the remaining 37.5% of any such payment). In the event that Cendant is entitled to receive any additional payments in respect of such purchase price adjustments, we will be entitled to 62.5% of any such payments (and Wyndham Worldwide will be entitled to 37.5% of any such payments).

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference rooms in Washington, D.C. at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549 and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	the registration statement on Form 10 (File No. 001-32852), filed by Realogy with the SEC on April 3, 2006, as amended, including the description of Realogy’s common stock contained therein, and any amendment or report filed for the purpose of updating such description;

•	the quarterly report on Form 10-Q, filed by Realogy with the SEC on August 16, 2006;

•	the current reports on Form 8-K, filed by Realogy with the SEC on July 14, 2006, July 19, 2006, July 31, 2006, August 3, 2006 and August 28, 2006; and

•	the registration statement on Form S-8 (File No. 333-136057), filed by Realogy with the SEC on July 26, 2006.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Mellon Investor Services LLC

You may obtain information regarding the Offer
from the Information Agent as follows:

480 Washington Boulevard
Attn: Information Agent Group
AIM # 074-2800
Jersey City, New Jersey 07310
Collect: (201) 680-6590
Toll Free: (888) 224-2745

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of August 24, 2006, we had 252,107,078 issued and outstanding Shares and 33,383,591 Shares reserved for issuance upon exercise of all outstanding stock options, vesting of all outstanding restricted stock units and stock appreciation rights and conversion of all outstanding deferred stock units. The 32,000,000 Shares that Realogy is offering to purchase pursuant to the Offer represent approximately 12.7% of the Shares outstanding on August 24, 2006.

The following table provides information with respect to the expected beneficial ownership of our common stock by (i) each of our directors, (ii) each of our executive officers and (iii) all of our executive officers and directors as a group. We based the share amounts on each person’s beneficial ownership of Realogy common stock as of August 16, 2006. Assuming we purchase an aggregate of 32,000,000 Shares in the Offer, and no director or executive officer tenders any Shares in the Offer, the percentage beneficial ownership of each director and executive officer after the Offer will be approximately as set forth in the table below.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

			Of the Total
			# of Shares
			Beneficially Owned,		Percentage Owned
	Total of Shares		Shares which May		after Tender Offer
	to be Beneficially		be Acquired		(with Above
Name of Beneficial Owner**	Owned(a)	% of Class(b)	within 60 days(c)		Stated Assumptions)

Directors and Executive Officers(d):
Henry R. Silverman	8,669,350	3.35	6,359,894		3.83
Richard A. Smith(e)	924,616	*	889,820		*
Martin L. Edelman(f)	87,732	*	86,982		*
Kenneth Fisher(g)	3,826	*	3,826		*
Cheryl D. Mills(h)	39,596	*	37,918		*
Robert E. Nederlander(i)	87,077	*	87,077		*
Robert W. Pittman(j)	230,988	*	215,281		*
Robert F. Smith(k)	87,036	*	74,536		*
Alexander E. Perriello, III(l)	67,754	*	52,801		*
Kevin J. Kelleher(m)	110,072	*	94,949		*
Bruce Zipf(n)	29,555	*	23,064		*
Donald J. Casey	96,787	*	85,879	(o)	*
Anthony E. Hull	15,018	*	2,471	(p)	*
David J. Weaving	58,893	*	53,008	(q)	*
C. Patteson Cardwell, IV	51,973	*	47,905	(r)	*
Christopher R. Cade	1,128	*	—		*
All directors and executive officers as a group (16 persons)	10,548,901	4.05	8,115,321		4.62

*	Amount represents less than 1% of outstanding common stock

**	The business address and phone number for each of the above named directors and executive officers is c/o Realogy Corporation, One Campus Drive, Parsippany, New Jersey 07054, (973) 407-2000

(a)	The amounts included in this column represent the Shares of our common stock which will be beneficially owned by the listed individuals based on the distribution ratio of one Share of our common stock for every four shares of Cendant common stock owned by such individuals on August 16, 2006. Amounts include direct and indirect ownership of Shares, stock options and restricted stock units that are currently vested or will become vested within 60 days of August 16, 2006 (“Vested Awards”) and shares of common stock, the receipt of which has been deferred by directors (other than with respect to 7,621 Deferred Shares deferred by Mr. Edelman pursuant to the terms of the Cedant Non-Employee Directors Deferred Compensation Plan) in accordance with our Non-Employee Directors Deferred Compensation Plans (“Deferred Shares”).

(b)	Represents the percentage of our common stock based on 252,107,078 Shares of Realogy common stock outstanding on August 24, 2006.

(c)	Includes Vested Awards and Deferred Shares.

(d)	Such directors’ and/or executive officers’ Vested Awards are deemed outstanding for purposes of computing the percentage of class for such director and/or executive officer.

(e)	Includes 49,866 Shares held in a non-qualified deferred compensation plan, 129 Shares held in a second non-qualified deferred compensation plan and 839,825 Vested Awards.

(f)	Includes 11,404 Deferred Shares, of which 7,621 represents Deferred Shares under Cendant’s Non-Employee Directors Deferred Compensation Plan, and 75,578 Vested Awards.

(g)	Includes 3,826 Deferred Shares.

(h)	Includes 9,251 Deferred Shares and 28,667 Vested Awards.

(i)	Includes 11,499 Deferred Shares and 75,578 Vested Awards.

(j)	Includes 14,443 Deferred Shares and 200,838 Vested Awards.

(k)	Includes 11,989 Deferred Shares and 62,547 Vested Awards. Also includes 12,500 Shares owned by the Robert F. Smith Charitable Foundation. Mr. Smith disclaims beneficial ownership of such shares.

(l)	Includes 52,801 Vested Awards.

(m)	Includes 94,949 Vested Awards.

(n)	Includes 23,064 Vested Awards.

(o)	Includes 85,879 Vested Awards.

(p)	Includes 2,471 Vested Awards.

(q)	Includes 53,008 Vested Awards.

(r)	Includes 47,905 Vested Awards.

Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders; however, they have advised us that they do not intend to tender their Shares pursuant to the Offer.

Recent Securities Transactions.  On July 31, 2006, Cendant’s completed the distribution to its stockholders of all of its shares of our common stock (the “Distribution”). In connection with the Distribution, our executive officers and directors received their pro rata shares (in accordance with the number of shares of Cendant common stock held by them on July 21, 2006 and based on a ratio of one share of our common stock for every four shares of Cendant common stock) of our common stock on that date. Except as set forth on Schedule I (“Certain Transactions Involving Shares”), based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any other transactions involving shares of our common stock during the 60 days prior to August 28, 2006.

Employee Savings Plan.  We have defined contribution plans (primarily 401(k) plans) to provide substantially all of our U.S. salaried and certain of our hourly employees an opportunity to accumulate personal funds and to provide additional benefits to employees for their retirement.

Stock Based Plans.  We maintain (i) the Realogy Corporation 2006 Equity and Incentive Plan, (ii) the Realogy Corporation Employee Stock Purchase Plan, (iii) the Realogy Corporation Officer Deferred Compensation Plan and (iv) the Realogy Corporation Non-Employee Directors Deferred Compensation Plan. No more than 42 million shares of our common stock are available for grants pursuant to the equity incentive program under the 2006 Equity and Incentive Plan, which include (i) shares which may be used for purposes of satisfying our obligations under our Non-Employee Directors Deferred Compensation Plan, Savings Restoration Plan and Officer Deferred Compensation Plan (each as described below) and (ii) approximately 33 million shares were used to implement the issuance of equity awards relating to our common stock in connection with the Distribution. For a discussion of certain grants made to our directors and executive officers, see Schedule I (“Certain Transactions Involving Shares”). Prior to the Distribution, we adopted an employee stock purchase plan which enables our eligible employees to purchase shares of our common stock at a discount using amounts deducted from their eligible wages. No more than 250,000 shares of our common stock are available for issuance under our employee stock purchase plan, subject to equitable adjustment under certain circumstances. A summary of certain important features of stock-based plans, which are referenced below, can be found in the section entitled “Management — Employee Benefit Plans” in Realogy’s Information Statement.

Employment Arrangements.    Prior to the Distribution, we entered into employment agreements with Henry R. Silverman, our Chairman and Chief Executive Officer, Richard A. Smith, our Vice Chairman and President, and Anthony E. Hull, our Chief Financial Officer and Treasurer. We also expect to enter into letter agreements, employment contracts or other agreements with each of our other executive officers. A summary of certain important features of the employment arrangements can be found in the section entitled “Management — Employment Agreements and Other Arrangements” in Realogy’s Information Statement and in Realogy’s Current Report on Form 8-K filed August 28, 2006.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We cannot predict whether any such approval will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase, possibly on a retroactive basis. This summary assumes that Shares held by stockholders are held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, and, except to the extent specifically provided below, is not directed to stockholders subject to special rules under the U.S. federal income tax laws (including, without limitation, entities that are treated as partnerships for U.S. federal income tax purposes, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, expatriates, tax-exempt organizations, Non-U.S. Holders (as defined below), persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is a stockholder generally depends on both the status of the partner and the activities of the partnership and is not specifically addressed herein. Partners in partnerships holding Shares should consult their tax advisors. This summary also does not address the state, local, foreign or other tax consequences of participating in the Offer.

You are urged to consult your tax advisor as to the particular consequences to you of participation in the Offer.

For purposes of this discussion, “U.S. Holder” is a beneficial holder of Shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

A “Non-U.S. Holder” is a beneficial holder of Shares other than a U.S. Holder or a partnership.

U.S. Holders.  An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares purchased by us. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year.

The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange:

•	is “not essentially equivalent to a dividend” with respect to such U.S. Holder;

•	results in a “complete termination” of such U.S. Holder’s stock interest in Realogy; or

•	is a “substantially disproportionate” redemption with respect to such U.S. Holder.

In determining whether any of these tests has been met, a U.S. Holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of section 318 of the Code (including Shares that may be acquired through options that it owns).

The receipt of cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate stock interest in Realogy.

Whether such receipt of cash will result in a meaningful reduction of the U.S. Holder’s proportionate interest will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in Realogy is minimal (e.g., less than 1%) and who exercises no control over corporate affairs suffers any reduction in its proportionate interest in Realogy (including any ownership of Shares constructively owned), such U.S. Holder generally should be regarded as having suffered a meaningful reduction in its interest in Realogy.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and section 302(b)(2) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will result in a “complete termination” if either (1) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (2) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder effectively waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code. The receipt of cash by a U.S. Holder pursuant to the Offer will be “substantially disproportionate” if the percentage of the outstanding Common Stock of Realogy actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Common Stock of Realogy actually and constructively owned by the U.S. Holder immediately before the exchange, and immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of Realogy.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and such U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by such U.S. Holder. The distribution will be treated as a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for U.S. federal income taxation at a maximum rate of 15%. If a sale or exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their Shares. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s tax basis in its Shares dollar-for-dollar, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares at the time of the exchange exceeds one year.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders.  As described in Section 3, the Depositary has advised us that it will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder that holds Shares in its own name unless the Non-U.S. Holder delivers to the Depositary an applicable properly completed and executed IRS Form W-8BEN (or other applicable form) before the payment is made and a reduced rate or exemption from withholding applies. See Section 3. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described above because, generally, a Non-U.S. Holder (other than Non-U.S. Holders present in the United States for more than 182 days in the taxable year or engaged in a U.S. trade or business) should not be subject to U.S. federal income tax on the gross proceeds if such conditions are met. Non-U.S. Holders whose Shares are held through a broker or other nominee should consult such broker or other nominee and their own tax advisors to determine the particular withholding procedures and certification requirements that will be applicable to them.

The tax discussion set forth above is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local, foreign and other tax laws.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares, materially increase the Dealer Manager’s fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Citigroup to act as the Dealer Manager in connection with the Offer. Citigroup will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Citigroup for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Citigroup against liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Mellon to act as Information Agent and Depositary in connection with the Offer. As Information Agent, Mellon may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Mellon, it its capacity as Information Agent and the Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Realogy, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning Realogy.

Our Board of Directors has authorized the purchase of up to 48,000,000 Shares in the aggregate (including Shares to be purchased in the Offer). Accordingly, following the Offer, we may effect additional repurchases of the Shares from time to time until we have acquired 48,000,000 Shares in the aggregate. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least 10 business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least 10 business days have elapsed after the Expiration Date.

Tendering stockholders should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Realogy Corporation

August 28, 2006

SCHEDULE I — CERTAIN TRANSACTION INVOLVING SHARES

Share Transactions in Connection with the Distribution

Set forth below are shares of Realogy Common Stock received on July 31, 2006 by each of our executive officers and non-employee directors in respect of their existing Cendant common stock and deferred units in connection with the Distribution.

Executive Officers

Shares/
Deferred Units

Mr. Silverman	2,309,456
Mr. Smith	44,445
Mr. Weaving	1,798
Mr. Perriello	6,721
Mr. Kelleher	6,054
Mr. Hull	3,685
Mr. Casey	5,346
Mr. Cade	65

Non-Employee Directors

	Shares

Ms. Mills	1,678
Mr. Edelman	750
Mr. Pittman	15,707
Mr. Smith	20,564	(1)

(1)	Includes 12,500 Shares owned by the Robert F. Smith Charitable Foundation. Mr. Smith disclaims beneficial ownership of such shares.

Set forth below are equity awards received on August 1, 2006 by our executive officers and directors in connection with the Distribution as part of equitable adjustment to Cendant equity awards (the “Adjusted Awards”). As previously disclosed, all unvested Restricted Stock Units (“RSUs”) vested on August 15, 2006.

Executive Officers

				Number of RSUs Used
				in the First Column to
				Satisfy Tax Withholding
			Range of Per	Obligations in Respect
	RSUs/ Deferred		Share Exercise	to August 15, 2006
	Stock Units	Options	Price of Options	Vesting Event

Mr. Silverman	0	6,359,897	$14.8767 to $34.9295	—
Mr. Smith	55,157	839,825	$14.8767 to $34.9295	14,811
Mr. Weaving	6,570	53,008	$14.8767 to $34.9295	2,483
Mr. Perriello	13,361	52,801	$28.2518 to $34.9295	4,704
Mr. Kelleher	13,426	94,949	$19.386 to $34.9295	4,162
Mr. Hull	13,926	2,471	$31.1362	5,064
Mr. Zipf	10,201	23,064	$29.5241	3,710
Mr. Casey	8,741	85,879	$15.5089 to $37.7428	3,179
Mr. Cardwell	6,519	47,905	$25.1895 to $37.7428	2,451
Mr. Cade	1,095	—	—	392

Non-Employee Directors

			Range of Per Share
	Deferred Stock Units	Options	Exercise of Options

Ms. Mills	5,439	28,667	$14.8767 to $30.1089
Mr. Fisher	—	—	—
Mr. Edelman	7,621	75,578	$14.8767 to $54.2316
Mr. Pittman	9,808	200,838	$14.8767 to $54,2316
Mr. Smith	8,064	62,547	$30.1089 to $54.2316
Mr. Nederlander	7,673	75,578	$14.8767 to $54.2316

Equity Awards under 2006 Equity and Incentive Plan

Set forth below are equity awards granted under the 2006 Equity and Incentive Plan.

Grants to Executive Officers made on August 1, 2006

				Performance-based	Performance-based
	RSUs(1)		SARs(2)	RSUs(3)	SARs(3)

Mr. Smith	76,628	(1)	—	—	322,928
Mr. Weaving	28,736		27,715	—	—
Mr. Perriello	57,471		55,433	38,314	—
Mr. Kelleher	43,103		41,576	38,314	—
Mr. Hull	43,103		41,576	38,314	—
Mr. Zipf	57,471		55,433	38,314	—
Mr. Casey	28,736		27,715	38,314	—
Mr. Cardwell	28,736		27,715	—	—
Mr. Cade	8,621		8,314	—	—

(1)	Vest in equal installments on each of the first four anniversaries of May 2, 2006.

(2)	The per share exercise price of each stock appreciation right (“SAR”) is $26.10. The SARs expire on August 1, 2013.

(3)	Vests upon achievement of performance goals described in Realogy’s Current Report on Form 8-K filed on July 31, 2006.

New Director Equity Grants made on August 1, 2006

2,874 deferred stock units were granted to each of Robert Nederlander, Robert Pittman, Robert Smith, Cheryl Mills, Martin Edelman, and Kenneth Fisher.

Deferred Portion of 2006 Third Quarter Director Fees

Set forth below are deferred stock units issued on August 10, 2006 to non-employee directors with respect to 50% (or in the case of Mr. Pittman, 100%) of 2006 third quarter director fees consisting of director retainer and committee chair and/or committee member fees with fees varying depending on which committee(s) the director serves:

No. of Deferred
Name	Stock Units

Ms. Mills	938
Mr. Fisher	952
Mr. Edelman	909
Mr. Smith	1,051
Mr. Nederlander	952
Mr. Pittman	1,761

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of Realogy Corporation or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Hand Delivery:	By Overnight Delivery:	By Mail:

120 Broadway, 13th Floor New York, New York 10271 Attn: Reorganization Dept	Newport Office Center VII 480 Washington Boulevard Mail Drop — Reorg Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310	P.O. Box 3448 South Hackensack, New Jersey 07606 Attn: Reorganization Dept.

By Facsimile:

(For Eligible Institutions Only)
(201) 680-4626

Confirm Receipt of Facsimile
By Telephone:
(201) 680-4860

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC

You may obtain information regarding the Offer
from the Information Agent as follows:

480 Washington Boulevard
Attn: Information Agent Group
AIM # 074-2800
Jersey City, New Jersey 07310

Collect: (201) 680-6590

Toll Free: (888) 224-2745

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

Special Equity Transactions Group
390 Greenwich Street, 5th Floor
New York, New York 10013

Collect: (212) 723-7406

Toll Free: (877) 531-8365